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EXHIBIT 99.1


                                [TEAMSTAFF LOGO]

CONTACT INFORMATION:

TEAMSTAFF, INC.                            CCG INVESTOR RELATIONS
300 Atrium Drive                           19900 MacArthur Blvd. #110
Somerset, NJ  08873                        Irvine, CA  92612
(732) 748-1700                             (949) 851-1109
T. KENT SMITH, PRESIDENT & CEO             CHRISTI MOTTOLA
                                           MANAGING PARTNER
                                           cmottola@aol.com



                         TEAMSTAFF ANNOUNCES APPOINTMENT
                         OF NEW CHIEF FINANCIAL OFFICER


Somerset, NJ - September 2, 2003-TeamStaff, Inc. (NASDAQ: TSTF), one of the nation's leading providers of healthcare staffing, professional employer organization (PEO) and specialty payroll services, today announced the appointment of Rick J. Filippelli as its new Vice President, Finance and Chief Financial Officer. Mr. Filippelli will be joining TeamStaff effective as of September 15, 2003.

After several years in public accounting, Mr. Filippelli began a sixteen-year career with GE Capital's Financial Guaranty Insurance Company, where he held several positions in the organization's finance department, including Controller and Vice President, Chief Financial Officer. While with Financial Guaranty Insurance Company, Mr. Filippelli directed and monitored all of the company's financial affairs, including accounting processes, internal controls and financial systems. Most recently, Mr. Filippelli was Vice President, Chief Financial Officer of Rediff.com, a publicly-traded global information technology, content and consumer services provider. While with Rediff, along with his other responsibilities, Mr. Filippelli oversaw SEC compliance as well as the identification and integration of acquisition opportunities and managed the organization's relationships with the financial and investment community.

Commenting on Mr. Filippelli's appointment, T. Kent Smith, TeamStaff's President and Chief Executive Officer, stated, "We are extremely pleased to have someone of Rick's caliber join our management team. TeamStaff is at a pivotal point in its history, and we believe that Rick's combination of talent, drive and experience will help us continue to move the Company forward. I know Rick will have a substantial impact on our organization from day one."

Mr. Filippelli stated, "I am looking forward to working with my new colleagues at TeamStaff. TeamStaff has made significant strides to reduce expenses, increase market share and reshape its


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operations in recent months. It is exciting to be a part of an organization where there is an opportunity for immediate and significant impact."

Mr. Filippelli is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.


ABOUT TEAMSTAFF:

Headquartered in Somerset, NJ, TeamStaff serves over 3,000 clients and over 45,000 employees throughout the United States as a full-service provider of employer outsourcing and staffing solutions.

TeamStaff provides outsourced business solutions focusing on human resource services to various industries in the United States. The Company provides various employment-related services through three business units.

The TeamStaff Rx unit provides medical allied health professionals and nurses to doctors' offices and medical facilities throughout the United States on a temporary or permanent basis. The professional employer organization division provides comprehensive human resource management and administrative services, including payroll administration and payroll tax filing, procurement and administration of employee benefit plans and procurement and administration of workers' compensation programs. DSi, TeamStaff's payroll processing division, provides customized payroll management and tax filing services to select industries, such as construction.

For more information, visit the TeamStaff web site at www.teamstaff.com.

This press release contains "forward-looking statements" as defined by the Federal Securities Laws. TeamStaff's actual results could differ materially from those described in such forward-looking statements as a result of certain risk factors, including but not limited to: (i) regulatory and tax developments; (ii) changes in direct costs and operating expenses; (iii) the estimated costs and effectiveness of capital projects and investments in technology infrastructure;
(iv) ability to effectively implement its business strategies and operating efficiency initiatives; (v) the effectiveness of sales and marketing efforts, including TeamStaff's marketing arrangements with other companies; (vi) changes in the competitive environment in the PEO, temporary staffing and payroll processing industry; and (vii) other one-time events and other important factors disclosed previously and from time to time in TeamStaff's filings with the U.S. Securities and Exchange Commission. These factors are described in further detail in TeamStaff's filings with the U.S. Securities and Exchange Commission.

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